                                                                                                 EXHIBIT 12

                                       PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                                        Computation of Ratio of Earnings to Fixed Charges
                                        For the Years Ended October 31, 1992 through 1996
                                               (in thousands except ratio amounts)
                                       ---------------------------------------------------
                                             1996            1995          1994          1993          1992
                                             ----            ----          ----          ----          ----
Earnings:
  Net income from
     continuing operations                 $ 48,562       $ 40,310       $35,506       $37,534       $35,310
  Income taxes                               30,928         25,442        21,407        23,427        21,259
  Fixed charges                              37,009         35,651        29,736        26,715        26,246
                                           --------       --------       -------       -------       -------
    Total Adjusted Earnings                $116,499       $101,403       $86,649       $87,676       $82,815
                                           ========       ========       =======       =======       =======

Fixed Charges:
  Interest                                 $ 34,511       $ 33,224       $27,671       $24,870       $24,570
  Amortization of debt
    expense                                     345            336           334           192           180
  One-third of rental expense                 2,153          2,091         1,731         1,653         1,496
                                           --------       --------       -------       -------       -------
    Total Fixed Charges                    $ 37,009       $ 35,651       $29,736       $26,715       $26,246
                                           ========       ========       =======       =======       =======

Ratio of Earnings to Fixed
  Charges                                      3.15          2.84           2.91          3.28          3.16
                                           ========       ========       =======       =======       =======
